Exhibit 10.4

CONSULTING AGREEMENT

Consulting Agreement made as of this 30th day of March, 2006, by and between PC Connection, Inc., a New Hampshire Corporation, having a principal place of business at 730 Milford Road, Merrimack, NH 03054 (“PCC” or the “Company”), and Robert F. Wilkins, having a principal place of business at 215 General Miller Road, Peterborough, NH 03458 (the “Consultant”).

Whereas PCC wishes to engage the Consultant to perform services as an independent contractor and Consultant wishes to accept such engagement;

Now, therefore, in consideration of the mutual promises of PCC and the Consultant contained in this Agreement, PCC and the Consultant hereby agree as follows:

1.	Statement of Services. PCC agrees to retain the Consultant as an independent contractor under the terms and conditions provided in this Agreement. The parties agree that the consulting services will be provided by the Consultant in accordance with both the terms of this Agreement and PCC policy as in effect from time to time.

1.1	The Consultant agrees to provide PCC with agreed-upon consulting services in a timely manner and in accordance with generally accepted professional standards for such services. The Consultant further agrees to furnish PCC with written reports with respect to his consulting services if and when requested by the Company.

1.2	The term of this Agreement shall be for a period of one (1) year, subject to earlier termination in accordance with the provisions of Section 8 hereof.

2.	Compensation

2.1	Subject to the Consultant’s performance of services to the reasonable satisfaction of PCC, the Consultant’s compensation for services rendered under this Agreement (including but not limited to services in connection with the Company’s K2 project) shall be paid at the rate of $22,000.00 per month. If and to the extent that the Consultant remains actively engaged by PCC hereunder through the conclusion of the Company’s K2 project, the K2 project successfully hits its agreed milestones and falls within its prescribed budget, and the K2 project yields the Company its anticipated time savings, all as determined by the Company in its reasonable discretion (but in any event, and subject to such determination, upon the expiration of six months from the termination hereof), PCC shall pay the Consultant a one-time, lump sum success bonus of $40,000.00. Payment of this bonus, if earned, shall be made to the Consultant within ten (10) business days of the Company’s determination that the K2 project has been successfully completed, unless the parenthetical in the preceding sentence shall apply. The Company’s determination shall be made by reference to the mutually-agreed project specifications, including the funding and personnel assumptions therein.

2.2	The Consultant’s fees for services hereunder shall be considered all-inclusive, and the Company shall not be responsible for the reimbursement of meals, overhead costs, or other out of pocket expenses of any kind unless expressly agreed to in writing by the Company’s Chief Executive Officer in advance.

2.3	Prior to May 1, 2006, the Consultant shall submit to PCC a master invoice for the services to be furnished during the twelve-month term of this Agreement. PCC shall pay the Consultant monthly in arrears under such invoice, in accordance with the timing of the Company’s regular accounts payable cycle.

2.4	The Consultant understands and agrees that, as an independent contractor, the Consultant’s compensation under this Agreement is not subject to withholding for federal, social security, state or local taxes. The Consultant agrees that all taxes and other legally required payments, and any insurance required by law, shall be the Consultant’s sole responsibility, and further agrees to assume all employer obligations imposed by applicable law for the Consultant and his Associates as herein defined. The Consultant agrees to indemnify and hold PCC and all its shareholders, directors, officers, employees, agents, successors and assigns harmless from any and all losses, claims or damages, of whatever name or nature, and all costs and expenses, including without limitation attorneys’ fees and any and all other liabilities incurred by any of the foregoing arising out of or in connection with the Consultant’s responsibilities under this Section 2.4.

3.	Independent Contractor Relationship

The relationship of the Consultant to PCC is that of an independent contractor, and nothing in this Agreement shall be construed as creating employment or any other type of business relationship. The Consultant will work independently and may adopt such arrangements as the Consultant desires with regard to the details of the consulting services performed under this Agreement, the hours during which such services are to be provided, and the place or places where such services are to be furnished, provided that (i) such details, hours and services shall be consistent with the proper accomplishment of the agreed services, and (ii) such services shall be performed in a manner calculated to attain the most satisfactory results for PCC. The Consultant is free to accept engagements from others during the term of this Agreement, so long as these engagements do not violate the confidentiality, non-competition and assignment of rights provisions of this Agreement, and so long as such engagements do not impair the Consultant’s ability to perform his work hereunder.

4.	No Eligibility for Employee Benefits

4.1	The Consultant understands and agrees that, as an independent contractor, neither the Consultant nor any of his Associates, as herein defined, shall be eligible to participate in, and/or receive benefits under, any PCC employee benefit plan or program.

5.	Insurance and Indemnification

5.1	The Contractor acknowledges that PCC does not maintain any comprehensive general liability, workers’ compensation or other insurance for the benefit of him or his Associates, and that it is the Consultant’s sole responsibility to obtain and keep in force such insurance as the Consultant determines to be appropriate. The Consultant assumes all risk in connection with the adequacy of any and all such insurance which the Consultant elects to obtain.

5.2	The Consultant hereby agrees to indemnify and hold harmless PCC and its Affiliates and all of their respective shareholders, directors, officers, employees, agents, successors and assigns, from any and all injuries, losses, claims and damages to any person or property, and all reasonable costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred by any of the foregoing, to the extent caused by any negligent action or omission by the Consultant or any of his Associates, except to the extent that any such loss, damage or cost results from the Consultant’s following the specific directions or instructions of PCC or its Affiliates.

6.	Confidentiality and Non-Competition

6.1	The Consultant acknowledges that, during the term hereof, the Consultant and his Associates may develop or learn of Confidential Information, as defined below. The Consultant and his Associates will, at all times, hold in confidence all Confidential Information obtained incident to the provision of services or any other association with PCC or any of its Affiliates, and will never use or disclose any Confidential Information to any third party other than as expressly authorized by the Chief Executive Officer of PCC. The Consultant shall disclose Confidential Information to the Consultant’s Associates, and the Consultant’s Associates shall disclose Confidential Information to each other, only as required for the proper provision of services hereunder. It is understood and agreed that this restriction will continue to apply after the termination of this Agreement, regardless of the manner of or reason for such termination.

6.2	All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of PCC or any of its Customers and Affiliates, including without limitation those created in connection with any work assignment hereunder, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Consultant or any of his Associates, shall be the sole and exclusive property of PCC. The Consultant shall safeguard all Documents and shall surrender to PCC at the earlier of (i) the completion of a work assignment or (ii) such other time or times as PCC may request, all Documents related to said work assignment. At the time of termination of this Agreement, or at such earlier time or times as PCC may specify, the Consultant shall return all Documents and other property of PCC then in the possession or control of the Consultant or any of the Consultant’s Associates; provided, however, that, if the Document is on electronic media, the Consultant, in lieu of surrender of the Document, may provide a copy on electronic media to PCC and delete and overwrite all other electronic media copies thereof.

6.3	During the term of this Agreement, and for two (2) years thereafter, neither the Consultant nor the Consultant’s Associates shall, directly or indirectly, compete with PCC or its Affiliates, whether as a contractor, consultant, agent, partner, principal, investor (other than ownership of less than 1% of the voting equity), employee, or accept employment with any Competitor of PCC or its Affiliates.

6.4	The Consultant agrees that, during the term of this Agreement and for a period of two (2) years thereafter, neither the Consultant nor any of the Consultant’s Associates shall directly or indirectly solicit or encourage any Customer to terminate or diminish its relationship with PCC or any of its Affiliates or to conduct with the Consultant or any of the Consultant’s Associates or with any other person, organization or entity any business or activity which such Customer conducts or could conduct with PCC or any of its Affiliates. For purposes of this Agreement, a “Customer” means a person or entity which does business with PCC or any of its Affiliates to which the Consultant provides services hereunder or with which the Consultant is otherwise brought into contact as a result of the Consultant’s association with PCC or any of its Affiliates.

6.5	The Consultant further agrees that, during the term of this Agreement and for a period of two (2) years thereafter, neither the Consultant nor any of the Consultant’s Associates shall, directly or indirectly, (i) hire, solicit, or attempt to hire or otherwise engage, any employee of PCC or any of its Affiliates or any independent contractor who has provided services to the Company or any of its Affiliates within the preceding year without prior written approval from the CEO, (ii) assist in such hiring or engagement by any other person or entity, or (iii) encourage any such employee or independent contractor to terminate or diminish his or her relationship with PCC or any of its Affiliates. General advertising of open positions shall not by itself be deemed to violate this Section 6.5.

7.	Assignment of Rights

7.1	The Consultant agrees that all Works, as defined below, shall be the sole property of PCC or its designee. The Consultant hereby assigns and agrees to assign to PCC, or its designee, the Consultant’s full right, title and interest, if any, to any and all Works and agrees that all copyrightable Works that are created by the Consultant shall be considered “work made for hire.” The Consultant agrees to execute, without additional compensation, any further documentation that PCC may request in order to make this assignment fully effective, and agrees to otherwise cooperate fully with PCC in its efforts to obtain and define in the name of PCC any intellectual property or proprietary rights in the Works.

7.2	The Consultant agrees to include and maintain all copyright notices on PCC products and services in the following format:

© [PC Connection, Inc.] [year created]

7.3	The Consultant agrees that neither the Consultant nor any of the Consultant’s Associates will ever, directly or through another, register any copyright claim on any of the Works, other than on behalf of PCC at the express written direction of its Chief Executive Officer. The Consultant agrees that neither the Consultant nor any of the Consultant’s Associates will ever, directly or through another, publish or present any of the Works, other than at the express written direction of the Chief Executive Officer of PCC or her designee.

7.4	The Consultant represents and warrants that none of the Works will contain any material that infringes any intellectual property or proprietary rights of third parties. To the extent that material in any of the Works is owned by others (including without limitation one of the Consultant’s Associates), the Consultant promises and agrees that written permission will be obtained for publication and re-publication by PCC in a form satisfactory to Company.

7.5	The Consultant may elect to incorporate into the Works material as to which the Consultant has a legally protectable interest, such as a copyright. Such incorporated material is hereafter referred to as the “Consultant Material.” It is agreed that the Consultant will retain his interest in the Consultant Material and shall be entitled to continue to use the Consultant Material, but PCC shall hold the copyright on any Works into which the Consultant Material is incorporated and hereby grants an irrevocable royalty-free license to PCC for the use of the Consultant Material, including without limitation its publication and republication, its incorporation into other PCC products and services, and its sale to customers of PCC, and as otherwise necessary or desirable in order that PCC and its Customers may fully and freely utilize the Consultant Material.

8.	Termination

8.1	Either PCC or the Consultant may terminate this Agreement and the Consultant’s services hereunder at any time upon 30 days’ written notice to the other. PCC may terminate without such notice either for Cause or by providing equivalent compensation in lieu thereof (including an additional 30 days extension of the time period during which any PCC stock options may be exercised).

8.2	Upon termination of the Consultant’s services other than for Cause, PCC shall be obligated to continue paying the Consultant his $22,000 per month compensation through the balance of this Agreement’s one-year term, but shall have no other economic obligations to the Consultant hereunder. In the event PCC terminates the Consultant’s services for Cause, PCC shall have no further obligation to the Consultant other than for any amounts then due and unpaid under the express provisions of this Agreement. The Consultant’s obligations under paragraphs 6 and 7 of this Agreement shall survive any termination of the Consultant’s services or this Agreement, and shall be binding upon the Consultant and his Associates.

9.	Enforcement of Covenants. The Consultant acknowledges that the Consultant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Consultant and the Consultant’s Associates pursuant to paragraphs 6 and 7 hereof. The Consultant agrees that said restraints are necessary for the reasonable and proper protection of PCC and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Consultant further acknowledges that, were the Consultant or any of the Consultant’s Associates to breach any of the covenants contained in paragraphs 6 or 7 hereof, the damage to PCC and its Affiliates would be irreparable. The Consultant therefore agrees that PCC, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Consultant or any of the Consultant’s Associates of any of said covenants, without having to post bond, as well as an award of its costs and attorney’s fees incurred in enforcing its rights hereunder. The parties further agree that, in the event that any provision of paragraphs 6 or 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.	Conflicting Agreements. The Consultant hereby represents and warrants that the execution of this Agreement and the performance of the obligations of the Consultant and the Consultant’s Associates under this Agreement will not breach or be in conflict with any other agreement to which the Consultant or any of the Consultant’s Associates is a party or is bound, and will not otherwise violate any obligations that the Consultant or any of the Consultant’s Associates may have to any third party, including without limitation obligations arising under any court order.

11.	Obligations of Associates of the Consultant. The Consultant shall inform all of the Consultant’s Associates of their obligations hereunder, and shall be responsible for the compliance of all of the Consultant’s Associates with the terms and provisions of this Agreement.

12.	Policies and Procedures Applicable to Consultants.

12.1	The Consultant agrees that the Consultant and the Consultant’s Associates will comply with all policies, practices and procedures of PCC applicable to independent contractors, including the Company’s Code of Business Conduct and Ethics, as these may be changed by the Company from time to time.

12.2	The Consultant acknowledges that neither the Consultant nor any of the Consultant’s Associates has the authority to obligate PCC or any of its Affiliates to any contracts, in any form, or pledge their credit, and the Consultant agrees that neither the Consultant nor any of the Consultant’s Associates will attempt to obligate the Company in any way or form unless expressly authorized in writing by the Chief Executive Officer of PCC.

13.	Arbitration. In case any disagreement shall arise between the parties hereto or any person claiming under them in relation to this Agreement, whether as to the construction or operation thereof or the respective rights and liabilities thereunder, such disagreement shall be referred to binding single-arbitrator arbitration. Unless otherwise agreed to by the parties, the arbitration shall be conducted in New Hampshire in accordance with the rules and regulations then in effect of the American Arbitration Association.

14.	Definitions.

14.1	“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with PCC, where control may be by management authority or equity interest.

14.2	“Associates” means all officers, directors, employees, agents, successors, heirs, executors, administrators, representatives and assigns of the Consultant and all other persons and entities utilized by or associated with the Consultant, in any manner, in connection with the provision of services hereunder.

14.3	“Cause” means the Consultant’s failure to comply with applicable rules, standards or procedures promulgated by PCC, neglect or substandard performance of assigned responsibilities, falsification of PCC records or documents, or any act of dishonesty or moral turpitude having an adverse effect on PCC or its business.

14.4	“Confidential Information” means any and all information of PCC that is not generally known by others with whom PCC competes or does business or with whom PCC plans to compete or do business, and any information received by PCC, or by the Consultant or any of the Consultant’s Associates in connection with a work assignment, from customers of PCC or others with any understanding, express or implied, that it will not be disclosed.

14.5	“Works” means all inventions, discoveries, compositions, concepts, ideas and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Consultant or any of his Associates (whether alone or with others, whether or not during normal business hours and whether on or off PCC premises) during the term of this Agreement that relate in any way to PCC’s K2 project, Service Connection project, or any other projects assigned to the Consultant in writing and accepted by the Consultant.

15.	Notices.

15.1	Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Consultant’s last known address on the books of PCC, or, in the case of PCC, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either the Consultant or PCC may specify by notice to the other actually received.

16.	Miscellaneous.

16.1	This Agreement sets forth the entire agreement between PCC and the Consultant and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to any services the Consultant or any of the Consultant’s Associates may provide to PCC and all related matters, with the exception of the Separation Agreement executed concurrently herewith (the provisions of which shall remain in full force and effect). In accepting this Agreement, the Consultant represents and warrants that the Consultant has not relied on any promises or representations not expressly contained in this Agreement.

16.2	This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in a writing signed by the Consultant and the Chief Executive Officer of PCC. The Consultant agrees that the Consultant will not attempt to assign this Agreement or any of the Consultant’s rights or obligations under it without the express written consent of the Chief Executive Officer of PCC. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions hereof, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. The captions contained in this Agreement are for convenience of reference only, and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16.3	This is a New Hampshire contract and shall be construed, enforced and governed in all respects by the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof.

16.4	Intending to be legally bound by the foregoing, the parties have executed this Agreement as a sealed document as of March 30, 2006, which shall be the effective date of this Agreement.

CONSULTANT:

Signature /s/ Robert F. Wilkins

Name (Please print): Robert Wilkins	Date: March 30, 2006

PC CONNECTION, INC.

By: /s/ Bradley G. Mousseau

Senior V.P. H.R. Brad Mousseau	Date: March 30, 2006